 EXHIBIT 10.21

Convertible Bond

This Term Sheet is subject to definitive legal documentation, and with the exception of the provisions relating to Confidentiality and Exclusivity.

All references herein to $ are to US Dollars.

Background:

Northern Ethanol, Inc. (“NEI”), a Delaware company will be building the two 108 Million Gallons per Year Corn-to-Ethanol Plants one to be located in Barrie, Ontario and one to be located in Sarnia, Ontario . NEI has currently 104,096,500 shares outstanding and is expected to be listed and publicly traded in Q4 2007.

NEI’s wholly-owned subsidiary, Northern Ethanol (Canada) Inc. (“NEC”), an Ontario company, will be the developer, manager and owner of the Ethanol Plants and consequently has wholly-owned subsidiaries Northern Ethanol (Barrie) Inc. (“NEB”) that will own and operate the Barrie Plant, and Northern Ethanol (Sarnia) that will own and operate Sarnia Plant together the (“Operating Companies”).

The total capital structure for the Project Companies is approximately $450,000,000 divided as follows:

a)    $315,000,000 Senior Long Term Debt (“Senior Debt”) from WestlB;

b)    $45,000,000 Junior Long Term Debt. (“Junior Debt”) from WestLB

c)    $90,000,000 Equity Capital (“Equity”) from Northern Ethanol

Parent Company:	Northern Ethanol, Inc. (“NEI”), a Delaware company and a SEC registrant, with its principal office at 193 King Street East, Toronto, Ontario Canada M5A 1J5.
Management Company:

Northern Ethanol (Canada) Inc., (“NEC”), an Ontario company with its principal office at 193 King Street East, Toronto, Ontario Canada M5A 1J5. The Management Company (“NEC”) shall own 100% of all issued and outstanding stock of the Operating Companies and shall be owned 100% by the Parent Company (“NEI”) or as may otherwise be created by the parties to minimize tax burdens. The Management Company (“NEC”) will be designated to manage all operational issues related to the construction and operation of the Operating Companies, and will be responsible for hiring personnel with appropriate expertise.

NEI.I	November 14, 2007

Operating Companies:

Northern Ethanol (Barrie) Inc. (“NEB”), an Ontario company that will own and operate a 108 million gallon per year (“Nameplate Capacity”) fuel grade undenatured ethanol facility to be located on 36 acres at 1 Big Bay Point Road, Barrie, Canada fronting Highway #400 (the “Barrie Plant”). The Plant is expected to operational in Q4 of 2009.

Northern Ethanol (Sarnia) Inc. (“NES”), an Ontario company that will own and operate a 108 million gallon per year (“Nameplate Capacity”) fuel grade undenatured ethanol facility to be located on 30 acres fronting the St. Clair River, in the former LanXess Canada industrial complex in Sarnia, Ontario, Canada (the “Sarnia Plant”). The Plant is expected to operational in Q4 of 2009.

Convertible Bond Holder:	To be determined. SinoUp & Rise reserves the right to indicate the Bond Holder, a major listed entity, at the time when West LB has completed its fund raising.
Convertible Bond:

NEI will issue a $90 Million LIBOR + 15% 7-year Convertible Bond (“CB”) for which amortization shall occur in years 2 through 7 in a straight line fashion. The CB will not pay a coupon during the first two years but will instead accrete principal at the unpaid coupon rate of LIBOR + 10%. The CB holder shall be able convert in years 2 though 7 the unamortized amount of the CB into NEI Shares at a “debt to share conversion price” of $3.00 per Share. For conversion purposes the unamortized amount shall not exceed the original principal amount of $90 Million Dollars. Any conversion resulting in more than 10% equity ownership in NEI will result in the CB Holder receiving a board seat.

Use of Proceeds:

In conjunction with the financing of the Senior Debt and Junior Debt, proceeds will be used for the construction of the Ethanol Plants to include constructions costs, interest during construction cost, lenders and advisory costs and fees in relation to the Barrie Plant and Sarnia Plant, land lease costs, project development costs and related costs including pre-funding of reserves.

Fund Date:	Q1/Q2, 2008
Project Management Company	The Investor has the right to nominate a qualified project management company including the contractor for EPC Company.
Substantial Completion Date:

The date when the Ethanol Plants is substantially complete as defined by the Engineering, Procurement and Construction Contract (“EPC”). The Substantial CompletionDate is currently anticipated to be Q4 2009.

NEI.I	November 14, 2007

Conditions for Closing

The closing and funding of the transaction shall be subject to the negotiation, execution and delivery of definitive documentation satisfactory to the shareholders (collectively, the “Definitive Documents”) and to other conditions customary for transactions of this nature, including, without limitation, completion of each shareholder’s due diligence and receipt of final investment approval by CB Holder. A partial list of the conditions precedent to closing includes:

(i)       Verification of the logistics and transport costs to and for the operating companies;

(ii)      Confirmation that the real estate in Barrie and Sarnia is controlled by the Operating Companies;

(iii)    Retention of an acceptable construction oversight group;

(iv)     Review of and acceptance all commercial contracts entered into by the Operating Company (“NEB”);

(v)      WestLB having completed their entire fund raising

The Definitive Documents shall include customary representations, warranties, and covenants for a transaction of this nature, and such additional representations as negotiated by Northern Ethanol, Inc. (“NEI”) and its shareholders.

Registration of Convertible of Common Shares	Northern Ethanol, Inc. (“NEI”) will register the Common Shares to support the CB conversion feature with the Securities Exchange Commission before the Substantial Completion Date.
Indemnification

The Parent Company, Management Company and Operating Company shall each indemnify, defend, and hold harmless their respective Boards of Directors from and against all claims, losses, damages, liabilities, and expenses (including reasonable fees and disbursements of counsel) arising out of or related to the business of the Companies and their actions in connection therewith, except to the extent of an indemnitee’s gross negligence or willful misconduct with respect to such claim.

Closing Fee:

The Northern Ethanol (Canada) Inc. (“NEC”) will be entitled to a closing fee on the fund Date in a total amount of $2,500,000, for investments made up to that point. This fee will be taken from the total funds raised for the project, including both the CB and the West LB part.

Fees and Expenses:	Each party will responsible for their own fees and expenses in connection with the closing of this transaction.
Exclusivity

Northern Ethanol, Inc., agree to negotiate exclusively in good faith with the CB Holder in connection with the issuance CB until the earlier of December 7th 2007. The final execution of a definitive agreement with respect to the transaction will be stipulated upon WestLB completion of their fund raising..

Governing Law:	Laws of the Province of Ontario, Canada
Confidentiality:

The contents of this Term Sheet, including the Subordinated Debt Holder’s identity, are confidential and are not to be disclosed to anyone without the prior written consent of the Subordinated Debt Holder.

Very truly yours,

NORTHERN ETHANOL, INC.

By:	s/G. Laschinger
Name:	Gordon Laschinger
Title:	President

NEI.I	November 14, 2007

FOR ACCEPTANCE BY:

s/Dr. Peter Fung_____________________

By:	SinoUp & Rise
Name:	Dr. Peter Fung
Title:	President

NEI.I	November 14, 2007